UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statement of income has been prepared to illustrate the effect of AAM’s merger with Metaldyne Performance Group Inc. (MPG). The unaudited pro forma condensed combined statement of income does not reflect events that will not have a continuing impact on the financial results of AAM, including, but not limited to, the anticipated realization of ongoing savings from operating synergies, and certain one-time charges AAM incurred in connection with the transaction. The unaudited pro forma condensed combined statement of income is for informational purposes only. It does not purport to indicate the results that would actually have been obtained had the merger been completed on the assumed date or for the period presented, or which may be realized in the future.

American Axle & Manufacturing Holdings, Inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Year Ended December 31, 2017

	Historical
	AAM	MPG						Pro Forma
	Year Ended	Three Months	Effect of			Acquisition		Condensed
(in millions, except per share data)	December 31, 2017	Ended April 2, 2017	Reclassification		Adjusted MPG	Adjustments		Combined
Net sales	$6,266.0	$749.1	$-		$749.1	$(23.8)	A1	$6,991.3

Cost of goods sold	5,146.9	620.7	-		620.7	(45.0)	A2	5,722.6

Gross profit	1,119.1	128.4	-		128.4	21.2		1,268.7

Selling, general and administrative expense	390.1	89.8	(43.3)	R1	46.5	0.1	A3	436.7

Amortization of intangible assets	75.3	-	17.5	R1	17.5	5.6	A4	98.4

Restructuring and acquisition-related costs	110.7	-	25.8	R1	25.8	(73.7)	A5	62.8

Operating income	543.0	38.6	-		38.6	89.2		670.8

Interest expense	(195.6)	(26.8)	-		(26.8)	(9.5)	A6	(231.9)

Investment income	2.9	-	-		-	-		2.9

Other income (expense), net	(10.3)	1.1	-		1.1	2.7	A7	(6.5)

Income before income taxes	340.0	12.9	-		12.9	82.4		435.3

Income tax expense	2.5	3.4	-		3.4	28.8	A8	34.7

Net income	$337.5	$9.5	$-		$9.5	$53.6		$400.6

Income attributable to noncontrolling interest	(0.4)	(0.1)	-		(0.1)	-		(0.5)

Net income attributable to stockholders	$337.1	$9.4	$-		$9.4	$53.6		$400.1

Earnings per share:
Basic	$3.22							$3.52
Diluted	$3.21							$3.51
Weighted average common shares
Basic	102.3							111.2	A9
Diluted	102.8							111.7	A9

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Pro Forma Presentation

     The accompanying unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of AAM and MPG and reflect pro forma adjustments for (i) reclassifications resulting from differences in AAM accounting policies and MPG accounting policies; (ii) acquisition-related adjustments resulting from the transaction; and (iii) adjustments resulting from AAM’s incurrence of new indebtedness that was used, in part, to refinance certain existing indebtedness of MPG (Note 3).

     The merger was accounted for in the unaudited pro forma condensed combined financial statements under Accounting Standards Codification (ASC) 805, Business Combinations (ASC 805), using the acquisition method of accounting with AAM as the acquirer. Under ASC 805, transaction costs associated with the acquisition are not included as a component of the consideration transferred but are accounted for as expenses in the period incurred.

     Pro Forma Condensed Combined Statement of Income

     The unaudited pro forma condensed combined statement of income has been prepared as if the acquisition occurred on January 1, 2017 and is based on the historical statement of income of AAM for the year ended December 31, 2017, which includes MPG results for the period from the acquisition date on April 6, 2017 through December 31, 2017, combined with the historical statement of income for MPG for the period January 1, 2017 through April 2, 2017. The unaudited pro forma condensed combined statement of income has been adjusted for certain reclassification and acquisition-related adjustments. These adjustments give effect to events that are directly attributable to the acquisition, are factually supportable, and are expected to have a continuing impact on the results of operations of the combined entity after the transaction.

2. Effect of Reclassification Adjustments

     The unaudited pro forma condensed combined statement of income includes reclassification adjustments to conform the presentation of MPG’s statement of income to the presentation of AAM’s statement of income.

Reclassification Adjustments – Unaudited pro forma condensed combined statement of income:		Year Ended
		December 31, 2017
		(in millions)
R1	To reclassify MPG’s amortization expense, as well as their expenses incurred in conjunction with the merger, from Selling, general and administrative expense to Amortization of intangible assets and Restructuring and acquisition-related costs, respectively.	$43.3

3. Pro Forma Acquisition Adjustments

Pro forma adjustments related to the acquisition are reflected in the “Acquisition Adjustments” column in the unaudited pro forma condensed combined statement of income and are as follows:

Acquisition Adjustments – Unaudited pro forma condensed combined statement of income for the year ended:

		December 31, 2017
		(in millions)
A1	Adjustment to net sales to eliminate MPG sales to AAM	$23.8

A2	To eliminate the cost of goods sold associated with MPG’s sales to AAM	$(23.8)
	To adjust depreciation expense in cost of goods sold for the step-up of PP&E to fair value	3.7
	To eliminate impact of step-up of inventory to fair value	(24.9)
	Adjustment to cost of goods sold	$(45.0)

A3	To adjust depreciation expense in SG&A for the step-up of PP&E to fair value	$0.1

A4	To adjust amortization expense for intangible assets as a result of the write-off of MPG historical intangible assets and AAM’s recognition of new intangible assets as a result of the acquisition	$5.6

A5	To eliminate the effect of one-time acquisition-related charges that will not have an impact on the combined entity after the merger	$73.7

A6
AAM incurred new debt as a result of the merger that was used, in part, to fund the cash consideration payable in connection with the merger, related fees and expenses, and to refinance certain existing indebtedness of MPG. The amount of new debt incurred was $2.85 billion, with maturities ranging from five to 10 years and a weighted average interest rate of 5.1%, including the amortization of financing fees. The following calculation represents the impact on interest expense as a result of the new borrowings and refinancing of certain existing long-term indebtedness of MPG:

	Interest expense on new senior secured credit facility (Term Loans) and new senior unsecured notes	$33.0
	Amortization of debt issuance costs and other fees	3.3
	Elimination of MPG historical interest expense	(26.8)
	Adjustment to Interest expense	$9.5

AAM incurred approximately $90.0 million in debt issuance costs associated with the new borrowings, which will be amortized into interest expense over the life of the borrowings. The impact of a 1/8% (12.5 basis points) change in the interest rate would result in a change of approximately $1.2 million in interest expense on an annual basis.

A7	To eliminate the debt refinancing and redemption costs incurred as a result of extinguishing certain existing long-term indebtedness of MPG	$2.7

A8	To adjust income tax expense at the statutory rate of 35% in the United States	$28.8

A9	The following table represents the estimated pro forma adjustments to shares outstanding for the purposes of calculating basic and diluted earnings per share:
		Year Ended December 31, 2017
		Basic	Diluted
		(in millions of shares)
	AAM weighted average shares as of December 31, 2016	76.4	76.9
	Shares of AAM common stock issued to stockholders of MPG, including MPG restricted shares accelerated and converted	34.3	34.3
	Additional shares issued	0.5	0.5
	Weighted average pro forma shares outstanding	111.2	111.7